UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: December 1, 2006

TABATHA V, INC.

 (Exact name of registrant as specified in its charter)

Colorado	0-31767	84-1536521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Room 3505-06, 35th Floor Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  852-2736-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01

Entry into a Material Definitive Agreement

On December 1, 2006, Tabatha V, Inc., (the “Registrant”) entered into a Share Exchange Agreement (the “Exchange Agreement”) by and among the Registrant, Impact Grammar Institute, Inc., a British Virgin Islands corporation (“Impact”), and the shareholders of Impact.  Upon closing of the share exchange transaction contemplated under the Exchange Agreement (the “Share Exchange”), the shareholders of Impact will transfer all of their shares of Impact to the Registrant in exchange for an aggregate of 72,750 shares of common stock of the Registrant, thus causing Impact to become a wholly-owned subsidiary of the Registrant.

Following closing under the Exchange Agreement, the Registrant will have a total of approximately 439,625 shares of common stock issued and outstanding.

As of the date of the Exchange Agreement First Asia Private Equity Investments Limited is the principal shareholder of both the Registrant and Impact.  First Asia Private Equity Investments Limited owns 267,250 shares, or approximately 73% of the issued and outstanding common stock of the Registrant, and is also the sole shareholder of Impact.  Except as described above, as of the date of the Exchange Agreement, there is no material relationship between the Registrant or its affiliates and Impact, other than in respect of the Exchange Agreement.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Exchange Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(c)

The following exhibits are filed herewith:

2.2

Agreement for Share Exchange dated as of December 1, 2006, by and between Tabatha V, Inc., Impact Grammar Institute, Inc., a British Virgin Islands corporation, and the shareholders of Impact Grammar Institute, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

TABATHA V, INC.

By: /s/ Lau Hing Bun, Kevin

President and Director

Date:

December 1, 2006